Exhibit (a)(1)(j)

Presentation on Aon’s Tender Offer Program

Meeting Objectives Clarify which stock options were granted at a discount and are subject to adverse personal tax consequences Explain Aon's solution, through the tender offer, for impacted stock options Explain the benefit of participating in Aon’s solution Explain what happens if you choose not to participate

Why are we here today? Aon determined that some of your unexercised stock options were granted at a “discount” and are subject to adverse personal tax consequences (your “Eligible Options”) Aon has a solution that will allow you to avoid adverse personal tax consequences for the Eligible Options You have received an individualized statement identifying your Eligible Options

Why are we here today? To participate in the solution, you must make the election You are not required to participate If you do not participate, you will have adverse income tax consequences for which you will be solely responsible

How did I receive stock options subject to adverse personal tax consequences? Aon’s procedures relating to stock option grants caused incorrect measurement dates to be used for accounting and tax purposes Resulted in grants of discounted stock options Discounted stock options defined: The stock options are deemed discounted for accounting and tax purposes because the fair market value of Aon common stock on the “best evidence measurement date” was determined to be higher than the fair market value of Aon common stock – and exercise price - on the original grant date.

Which stock options are affected? The adverse tax consequences arise under Section 409A of the Internal Revenue Code. Stock options subject to 409A meet the following criteria: Stock options that are granted at an exercise price below the stock's fair market value ("FMV") on grant date AND Stock options that were unvested as of 12/31/04 and are currently outstanding or unexercised

Which stock options are affected? (continued) This means that all or a portion of your Option (i.e., only the portion or “tranche” of the stock option grant that was unvested as of 12/31/04) will be subject to adverse taxation. Aon refers to the affected portion of the stock option grant, to the extent such stock options are outstanding or unexercised today, as your “Eligible Options” You will receive an e-mail indicating which of your stock options are affected and eligible for the tender offer

What is Aon’s solution?

Aon's Solution: Tender Offer Aon is committed to providing a solution to fix the discounted stock options and make you whole as a recipient of these stock options What is the solution? 1. Amend the exercise price of the Eligible Options to the FMV of Aon common stock on the “best evidence measurement date” AND 2. Provide a cash payment to reimburse employees for the difference between the original exercise price and the amended exercise price.

Aon's Solution: Tender Offer Only the stock options impacted by adverse tax consequences require this solution and are eligible for cash payment US-based employees may keep the discount applicable to stock options not covered by Code Section 409A without adverse tax consequences Your consent to the offer permits Aon to implement the solution for you

Aon's Solution: Tender Offer Solution Implementation STEP 1 Amend unexercised Eligible Options to increase the exercise price Amended exercise price will equal the FMV on the “best evidence measurement date” All other terms and conditions will remain the same (including the number of shares, vesting schedule, and expiration date)

Aon's Solution: Tender Offer Solution Implementation STEP 2 Cash Payment Cash payment equal to: (Amended exercise price – Original exercise price) X (Number of stock options in the Eligible Options) Cash payment, less applicable withholding tax, will be made on the first payroll date following January 1, 2008. Timing is in accordance with the guidelines under US Code Section 409A.

Aon's Solution: Tender Offer Only the eligible portion of an Eligible Option may be amended through the tender offer: Unvested as of 12/31/04 Outstanding (unexercised) as of the expiration of the tender offer

Aon's Solution: Tender Offer How does the cash payment work related to the new grant price? 4/22/2002 Original Date of Grant 2,000 Shares Subject to Eligible Portion $2.37 Difference in Original and Amended Exercise Price $4,740 $39.25 $36.88 5/1/2002 Cash Payment (Aggregate Price Differential) Amended Exercise Price for Eligible Portion Original Exercise Price “Best Evidence Measurement Date”

Aon's Solution: Tender Offer The examples below illustrate the difference between accepting and declining the offer. Assumptions Options subject to 409A treatment: 1,000 Original exercise price: $25.00 Amended exercise price: $27.00 Market price at exercise: $38.00 In both examples, it is assumed that all Eligible Options are exercised at the market price of $38.00 in 2007. Net Pre-Tax Example 1: Options Value Gain Re-priced value (net value = market value – amended price) 1,000 $11.00 $11,000 Cash reimbursement for lost value (net value = amended price – original price) 1,000 $ 2.00 $ 2,000 Total Return (before income tax) $13,000 Net Pre-Tax Example 2: Options Value Gain Unadjusted gain (net value = market price – original price) 1,000 $13.00 $13,000 Federal excise tax 20% ($ 2,600) Total Return* (before income tax) $10,400 * Under 409A provisions, interest and penalties will also apply. Additional state law taxes may also apply, for example in California.

Who is Eligible for the Tender Offer? Must be an employee as of the expiration date of the tender offer and subject to personal income tax in the United States. Current and former executive officers of Aon are not eligible to participate in the tender offer. You cannot elect to tender just some of your Eligible Options--you must tender all of Eligible Options

What if I do nothing?

What if I do nothing? You will not receive the benefits of Aon's solutions: No amended option price No cash payment You will be responsible for the tax implications: Potential US federal income taxation prior to exercise 20% additional federal tax Potential interest due to late payment of federal income tax

What if I do nothing? There will be no reimbursement for taxes and interest incurred If you do not amend and do not exercise your Eligible Options, you will be taxed each year until exercise or expiration of the discounted options This solution is a ONE-TIME OFFER to prevent future adverse tax consequences

How do I participate?

What do I do to participate? Complete the Election Form you will be receiving through e-mail Complete your election through e-mail Deliver form by 11:59 p.m. CST on September 17 Election notices received after 11:59 p.m., September 17 will not be accepted. E-mail confirmation will be issued to you within 2 business days after receipt Participation in this tender offer is completely voluntary

Tender Offer Documents & Personalized Election Form You will receive an e-mail that includes: Personalized Election Form describing your Eligible Options Hyperlinks to: Copy of the Offer to Amend the Exercise Price of Certain Options, including a Q&A section to answer questions Withdrawal Form

Tender Offer Timeline Tender Offer Begins: August 15, 2007 Tender Offer Expires: September 17, 2007, unless extended at Aon’s sole discretion All elections must be received by 11:59 p.m. CST on September 17, 2007. Late submissions will not be accepted.

What if I still have questions? Contact: Aon Tender Offer Call Center: 1-888-295-1814 (8:00 am CST – 5:00 pm CST) Jacob Peters Elizabeth Woodruff

Important Information THIS PRESENTATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO AMEND ARE MADE ONLY PURSUANT TO AN OFFER TO AMEND AND RELATED MATERIALS THAT AON FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") ON AUGUST 15, 2007, AS PART OF AN OFFERING MEMORANDUM. OPTION HOLDERS WHO ARE ELIGIBLE TO PARTICIPATE IN THE TENDER OFFER SHOULD READ THE OFFER TO AMEND AND THE RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. OPTION HOLDERS MAY OBTAIN A COPY OF THE OFFER TO AMEND AND THE RELATED MATERIALS FREE OF CHARGE FROM THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM AON.

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any penalties that may be imposed by any governmental taxing authority or agency. This tax advice was written to support the promotion of the matter addressed by the presentation. The taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.